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                                 Exhibit 10 (a-2)
                         January 13, 1997


Myron R. Shain
9723 Hickory Crest
Palos Hills, IL 60465

Dear Myron:

      In connection with the proposed sale of the business of Disc Manufacturing, Inc. (the "Sale"), you and Quixote Corporation ("Quixote") executed today a Second Amendment to Executive Employment Agreement, and this letter summarizes our agreement with respect to your request for early retirement as an employee of Quixote, assuming and specifically conditioned upon the consummation of the Sale. We have agreed as follows:

      1. You will be employed by Quixote through the close of business on June 30, 1997 on the terms and conditions of your Executive Employment Agreement dated June 24, 1991, as amended by this letter agreement.

      2. For the two years beginning July 1, 1997 and ending June 30, 1999 (the "Consulting Period"), you will be available to provide consulting services to Quixote on an as-needed basis in connection with various legal, tax and litigation aspects of Quixote's discontinued operations.

      3. During the Consulting Period, Quixote will pay you a consulting fee equal to your base salary on June 30, 1997, payable semi-monthly. In the alternative, Quixote is willing to pay you this consulting fee in a lump sum on June 30, 1997, discounted to present value at a 6% rate. In addition, on June 30, 1997, you will be paid an amount equal to the number of paid vacation days that you have accrued and are entitled to in 1997 (including any vacation days carried over from 1996) that you have not taken or used prior to the date of your retirement. During the Consulting Period, you will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you (in accordance with Quixote's policies and procedures for its senior executive officers) in performing your consulting services for Quixote, provided that you properly account therefor in accordance with its policies.

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      4.      During the Consulting Period, Quixote will provide you healthcare benefits comparable to those provided all other Quixote employees. Quixote shall offer without cost or charge to you the right to assume ownership and related premiums of any policies of life insurance, if any, purchased on your life which are in force upon expiration of the Consulting Period.

      5. For each of the twelve-month periods ending June 30, 1998 and June 30, 1999, Quixote will pay you a $60,000 bonus, payable when other Quixote employees receive their cash bonuses for the fiscal years ended June 30, 1998 and June 30, 1999, but in no event later than August 31, 1998, and August 31, 1999, respectively.

      6. As you know, if the Sale is consummated, all of your outstanding incentive stock options will immediately vest, and you will have 3 months to exercise any options upon your retirement.

      7. You may continue to use your company-leased automobile, and Quixote will continue to make lease payments for the term of the lease. When the lease expires, Quixote will make arrangements with the auto leasing company to deliver title to that automobile to you.

      8. In accordance with your Retirement Award Agreement, Quixote will deliver to you 4,600 shares of Quixote Common Stock as of June 30, 1997 and will pay the appropriate cash retirement award, as required by the Retirement Award Agreement. Thereafter, you shall not be entitled to any additional shares pursuant to that Retirement Award Agreement, but all restrictions on your sale or transfer of your retirement award shares will terminate as of the close of business on June 30, 1997.

      9. You and Quixote will cooperate to implement the consummation of the Sale, to provide the services required pursuant to Quixote's consulting agreement with Cinram, and to document any necessary arrangements mutually determined to be needed to implement this agreement.

      10. This agreement is intended to be binding on you and Quixote upon consummation of the Sale. You and Quixote agree that this agreement is intended to be in lieu of any and all other arrangements and obligations between the parties, and that, except as provided in paragraph 11 below, the Executive Employment Agreement dated June 24, 1991 between you and Quixote will be cancelled and terminated in full upon implementation of these arrangements.

      11. You agree that during the period of your employment by Quixote and the Consulting Period, you will not, without the written consent of Quixote, disclose to any person other than an employee of Quixote, any confidential information of Quixote and its subsidiaries which was obtained by you while in the employ of Quixote or during the Consulting Period, the disclosure of which will be damaging to Quixote.

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      12.      Quixote will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the business and/or assets of Quixote, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this agreement in the same manner and to the same extent that Quixote would be required to perform it if no such succession had taken place.

      If you agree that this letter accurately summarizes our agreement, please so indicate by signing one copy of this letter and returning it to me.

                                    Sincerely,


                                /s/ Philip E. Rollhaus, Jr.
                                    Philip E. Rollhaus, Jr.



      I agree that this letter accurately states our agreement with respect to my employment by Quixote Corporation and future retirement plans.


Date:January 13, 1997
                                  /s/ Myron R. Shain
                                      Myron R. Shain